EXHIBIT 99.1

K2 Inc. Announces That It Has Completed the Acquistion of Worth, Inc.

Wednesday September 17, 7:30 am ET

Robert Parish is named President of Rawlings Sporting Goods

CARLSBAD, Calif.—(BUSINESS WIRE)—Sep. 17, 2003—K2 Inc. (NYSE: KTO—News) announced today that it has completed the acquisition of 100% of the stock of Worth, Inc. The Company also announced that Robert Parish, chief executive officer of Worth, Inc. has been appointed President of Rawlings Sporting Goods, a wholly owned subsidiary of K2 Inc., and in that capacity will have management responsibility for both the Rawlings and Worth business lines.

Worth, a privately held company founded in 1912, is a leading marketer and manufacturer of products and accessories for the softball and baseball industry including bats, balls, and gloves. Additionally, through its deBeer division, Worth is a leading producer of equipment for lacrosse. For the year ended June 30, 2002, Worth generated total sales of $57.8 million, and K2 believes that the transaction will be accretive to its earnings per share in the first 12 months after closing.

Robert Parish has served as president and chief executive officer of Worth, Inc. since 1995, the same year he was appointed to the company’s board of directors. Prior to 1995, Mr. Parish served in a number of senior level positions with Worth, including vice president of sales and marketing. He began his professional career with Worth in 1990 after receiving his M.B.A from Owen Graduate School of Management at Vanderbilt University.

Richard J. Heckmann, chairman and chief executive officer of K2 Inc. stated, “We are extremely pleased to have successfully completed the Worth acquisition. By combining the capabilities of Rawlings and Worth, we are now the leading manufacturer and marketer of softball and baseball team products worldwide. At the same time, this acquisition provides K2 with a foothold into the lacrosse market and furthers our position as the leader in team sports.”

“We are thrilled to have a sporting goods veteran of Robert’s caliber join our team and lead Rawlings and Worth into the future,” Mr. Heckmann continued. “Over the past several years Robert has done a tremendous job building Worth into a powerful force in the industry, and we believe that his knowledge, expertise and leadership capabilities will be invaluable as we look to expand our presence in the market. Rawlings and Worth complement each other in so many ways that we believe Robert’s appointment should accelerate the integration process and ensure a smooth transition for our customers, shareholders and employees.”

Robert Parish, chief executive officer of Worth, Inc. commented, “I look forward to leveraging the longstanding heritage of Rawlings and Worth and contributing to the goal of making K2 the premier, sporting goods company in the world. We are well positioned to capitalize on the many synergies this acquisition provides and I am excited about the opportunities that lie ahead.”

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

Contact:

K2 Inc.

Dudley W. Mendenhall, 760-494-1000

or

Integrated Corporate Relations

Investor Relations:

Chad A. Jacobs/ James Palczynski

Media Relations:

John Flanagan/Mike Fox

203-222-9013

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